Exhibit 99.1

Press Release

January 30, 2019	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q3 FY2019 Financial Results and Increases FY2019 Operating Outlook
Call scheduled for Thursday, January 31, 2019 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Third Quarter Highlights

•	Net sales were $485 million and increased 11% year over year (+6% core sales(1), +7% acquisitions, -2% foreign currency translation).

•	Net income from continuing operations was $53 million (diluted EPS of $0.43), compared with $86 million (diluted EPS of $0.70) in the year-ago quarter.

•
Net income(2) was $20 million (diluted EPS of $0.21), including a $28 million loss from discontinued operations (primarily due to the elimination of the cumulative foreign currency translation adjustment upon completion of the sale of VAG), and compared with net income(2) of $76 million (diluted EPS of $0.67) in the year-ago quarter.

•	Adjusted EPS(1) increased 21% year over year and was $0.47 compared with $0.39 in the year-ago quarter.

•	Adjusted EBITDA(1) increased 11% year over year and was $103 million (21.3% of net sales) compared with $93 million (21.3% of net sales) in last year's third quarter.

•	Net debt leverage ratio decreased to 2.3x.

Todd A. Adams, President and Chief Executive Officer, commented, “Net sales grew 11% year over year in our third quarter as we delivered 6% core growth and 11% Adjusted EBITDA growth while our increased free cash flow puts us on a path to a leverage ratio of 2.1x at the end of our fourth quarter. Our solid execution around mitigating tariffs and inflation gives us confidence that we can deliver a record fiscal 2019, and we believe that wrapping up the second phase of our Supply Chain Optimization and Footprint Repositioning (“SCOFR”) program and accelerating our DiRXN strategy positions us well heading into our fiscal 2020.”

“Sales in our Process & Motion Control (“PMC”) platform grew 12% year over year and 4% on a core basis while we built backlog in the quarter. Overall market trends across the business continue to be broadly stable, and we believe our Smart Condition Monitoring System ("SCMS") solution for retrofit applications is going to be a nice growth opportunity for us moving forward. We continue to stay disciplined in our approach to simplifying the business, selectively pruning certain product/customer combinations, in turn, reducing both complexity and costs while making targeted investments to drive better growth.”

“Our Water Management platform posted another quarter of double-digit core growth as we delivered 10% net sales growth with an Adjusted EBITDA margin of 25.6%. We are successfully managing through a challenging tariff situation while advancing several strategic initiatives that have expanding runway as we head into our upcoming fiscal year, including our connected products strategy. Demand from our North American nonresidential construction markets has been robust and we continue to feel good about overall demand growth as we head into the upcoming construction season.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Reflects net loss/income attributable to Rexnord common stockholders.

Fiscal 2019 Outlook
Adams continued, “With one quarter left in our fiscal 2019, we’re increasing our operating outlook to reflect our operational execution and the progress of we’ve made on a number of strategic initiatives throughout the year. Our revised outlook includes our net income from continuing operations to be in a range of $169 million to $171 million and our Adjusted EBITDA to be in a range of $437 million to $443 million. We are reiterating our outlook for free cash flow(1) to exceed net income, which as a consequence of the earnings outlook, would equate to a record year for free cash flow.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Third Quarter Fiscal 2019 Segment Highlights

Process & Motion Control
Process & Motion Control net sales increased 12% year over year to $327 million in the third quarter of fiscal 2019. Core sales increased 4%, our prior year acquisition of Centa contributed 10% and foreign currency translation had an unfavorable impact of 2% year over year. The increase in core sales is the result of favorable demand trends across the majority of our served end markets.

PMC income from operations for the third quarter of fiscal 2019 was $53 million, or 16.3% of net sales. Income from operations as a percentage of net sales was consistent with the prior year as increased core sales and RBS-led productivity gains were offset by investments in innovation and market expansion initiatives and the relatively lower margins at Centa.

Adjusted EBITDA(1) in the third quarter was $73 million. Adjusted EBITDA as a percentage of net sales also remained consistent with the prior year at 22.3%.

Water Management (2)
Water Management net sales were $158 million in the third quarter of fiscal 2019, an increase of 10%. The 10% increase in core growth is the result of increased demand across North American building construction end markets.

Water Management income from operations was $33 million for the third quarter of fiscal 2019, or 20.9% of net sales. Income from operations as a percentage of net sales increased by 110 basis points year over year as a result of incremental sales and RBS-led productivity gains, partially offset by investments in innovation and market expansion initiatives.

Adjusted EBITDA(1) in the third quarter was $41 million or 25.6% of net sales. Adjusted EBITDA as a percentage of net sales increased by 10 basis points year over year.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	As a result of Rexnord's divestiture of the VAG business, its operations continue to be reported as a discontinued operation and therefore not included in this discussion.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Centa and World Dryer acquisitions), divestitures, discontinued operations (such as the VAG business) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations (such as VAG), gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.
Conference Call Details

Rexnord will hold a conference call on Thursday, January 31, 2019 at 8:00 a.m. Eastern Time to discuss its fiscal 2019 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4810 9131

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, January 31, 2019 until 11:59 p.m. Eastern Time on February 14, 2019. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international). The passcode for the replay is: 4810 9131#. The replay will also be available as a webcast on Rexnord's investor relations website.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2018 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$485.0	$436.7	$1,513.4	$1,333.7
Cost of sales	300.7	266.6	930.4	825.9
Gross profit	184.3	170.1	583.0	507.8
Selling, general and administrative expenses	102.4	94.3	323.8	286.0
Restructuring and other similar charges	2.6	3.2	9.4	8.3
Amortization of intangible assets	8.4	8.2	25.4	23.8
Income from operations	70.9	64.4	224.4	189.7
Non-operating expense:
Interest expense, net	(16.8)	(18.5)	(54.1)	(58.5)
Gain (loss) on the extinguishment of debt	5.0	(11.9)	5.0	(11.9)
Other income, net	1.6	0.9	3.3	2.8
Income before income taxes	60.7	34.9	178.6	122.1
(Provision) benefit for income taxes	(9.1)	51.0	(40.8)	26.5
Equity method investment income	1.3	—	3.5	—
Net income from continuing operations	52.9	85.9	141.3	148.6
Loss from discontinued operations, net of tax	(27.8)	(4.3)	(154.3)	(10.7)
Net income (loss)	25.1	81.6	(13.0)	137.9
Non-controlling interest loss	(0.3)	—	(0.1)	—
Net income (loss) attributable to Rexnord	25.4	81.6	(12.9)	137.9
Dividends on preferred stock	(5.8)	(5.8)	(17.4)	(17.4)
Net income (loss) attributable to Rexnord common stockholders	$19.6	$75.8	$(30.3)	$120.5

Basic net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.45	$0.77	$1.19	$1.26
Discontinued operations	$(0.27)	$(0.04)	$(1.48)	$(0.10)
Net (loss) income	$0.19	$0.73	$(0.29)	$1.16
Diluted net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.43	$0.70	$1.15	$1.21
Discontinued operations	$(0.23)	$(0.04)	$(1.25)	$(0.09)
Net (loss) income	$0.21	$0.67	$(0.10)	$1.13
Weighted-average number of shares outstanding (in thousands):
Basic	104,777	103,964	104,562	103,824
Diluted	123,045	122,017	123,335	122,363

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Third quarter ended December 31, 2018 and December 31, 2017
(in Millions, except share and per share amounts) (Unaudited)

	Third Quarter Ended		Nine Months Ended
Adjusted EBITDA	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss) attributable to Rexnord common stockholders	$19.6	$75.8	$(30.3)	$120.5
Dividends on preferred stock	5.8	5.8	17.4	17.4
Non-controlling interest loss	(0.3)	—	(0.1)	—
Loss from discontinued operations, net of tax	27.8	4.3	154.3	10.7
Equity method investment income	(1.3)	—	(3.5)	—
Income tax provision (benefit)	9.1	(51.0)	40.8	(26.5)
Other income, net (1)	(1.6)	(0.9)	(3.3)	(2.8)
(Gain) loss on the extinguishment of debt	(5.0)	11.9	(5.0)	11.9
Interest expense, net	16.8	18.5	54.1	58.5
Income from operations	70.9	64.4	224.4	189.7

Adjustments
Depreciation and amortization	21.9	19.2	66.0	58.0
Restructuring and other similar charges	2.6	3.2	9.4	8.3
Acquisition related fair value adjustment	0.3	0.9	3.5	0.9
Stock-based compensation expense	5.7	5.0	17.3	15.5
Last-in first-out inventory adjustments	0.3	0.2	0.8	0.7
Other, net (2)	1.4	—	1.5	0.4
Subtotal of adjustments	32.2	28.5	98.5	83.8
Adjusted EBITDA	$103.1	$92.9	$322.9	$273.5

(1)
Other income, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended December 31, 2018 for further information.

(2)	Other, net includes the gains and losses from sale of long-lived assets, as well as, cash dividend received from equity method investment.

	Third Quarter Ended		Nine Months Ended
Adjusted Net Income and Earnings Per Share	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss) attributable to Rexnord common stockholders	$19.6	$75.8	$(30.3)	$120.5
Dividends on preferred stock	5.8	5.8	17.4	—
Non-controlling interest loss	(0.3)	—	(0.1)	—
Loss from discontinued operations, net of tax	27.8	4.3	154.3	10.7
Equity method investment income	(1.3)	—	(3.5)	—
(Gain) loss on the extinguishment of debt	(5.0)	11.9	(5.0)	11.9
Amortization of intangible assets	8.4	8.2	25.4	23.8
Restructuring and other similar charges	2.6	3.2	9.4	8.3
Supply chain optimization and footprint repositioning initiatives (3)	1.2	—	3.7	1.0
Acquisition related fair value adjustment	0.3	0.9	3.5	0.9
Other income, net (1)	(1.6)	(0.9)	(3.3)	(2.8)
Other, net (2)	1.4	—	1.5	0.4
Non-recurring U.S. Tax Reform adjustment	—	(54.8)	—	(54.8)
Tax effect on above items	(1.5)	(7.3)	(8.6)	(14.1)
Adjusted net income	$57.4	$47.1	$164.4	$105.8

GAAP diluted net income per share from continuing operations	$0.43	$0.70	$1.15	$1.21
Adjusted earnings per share - diluted	$0.47	$0.39	$1.33	$1.00

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	104,777	103,964	104,562	103,824
Effect of dilutive equity awards	2,289	1,966	2,794	1,845
Adjustment for assumed conversion of preferred stock into common stock	15,979	16,087	15,979	—
Adjusted diluted weighted-average shares	123,045	122,017	123,335	105,669

(1)
Other income, net for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended December 31, 2018 for further information.

(2)	Other, net includes the gains and losses from sale of long-lived assets, as well as, cash dividend received from equity method investment.

(3)	Represents accelerated depreciation associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Third Quarter Ended
	December 31, 2018			December 31, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$53.4	$33.1	$(15.6)	$47.9	$28.5	$(12.0)
Operating margin	16.3%	20.9%		16.4%	19.8%

Depreciation and amortization	15.5	6.2	0.2	13.0	6.2	—
Restructuring and other similar charges	0.8	0.5	1.3	3.0	0.2	—
Acquisition related fair value adjustment	0.2	0.1	—	—	0.9	—
Stock-based compensation expense	1.5	0.5	3.7	1.3	0.8	2.9
Last-in first-out inventory adjustments	0.2	0.1	—	0.1	0.1	—
Other, net	1.4	—	—	—	—	—
Adjusted EBITDA	$73.0	$40.5	$(10.4)	$65.3	$36.7	$(9.1)
Adjusted EBITDA margin	22.3%	25.6%		22.3%	25.5%

	Nine Months Ended
	December 31, 2018			December 31, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Operating income (loss)	$159.7	$110.9	$(46.2)	$131.0	$96.0	$(37.3)
Operating margin	15.8%	21.9%		14.9%	21.2%

Depreciation and amortization	46.9	18.6	0.5	40.4	17.6	—
Restructuring and other similar charges	5.5	0.9	3.0	7.7	0.6	—
Acquisition related fair value adjustment	3.4	0.1	—	—	0.9	—
Stock-based compensation expense	4.5	1.0	11.8	3.9	2.4	9.2
Last-in first-out inventory adjustments	0.7	0.1	—	0.3	0.4	—
Other, net	1.5	—	—	0.4	—	—
Adjusted EBITDA	$222.2	$131.6	$(30.9)	$183.7	$117.9	$(28.1)
Adjusted EBITDA margin	22.0%	26.0%		20.9%	26.0%

	Nine Months Ended
	December 31, 2018	December 31, 2017
Cash provided by operating activities	$145.3	$121.9
Expenditures for property, plant and equipment	(26.5)	(25.1)
Free cash flow	$118.8	$96.8

Fiscal 2019 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2019
Net income from continuing operations attributable to Rexnord common stockholders	$169 million to $171 million
Dividends on preferred stock	23
Provision for income taxes	60 to 64
Interest expense, net	71
Depreciation and amortization	88
Restructuring and other similar charges	12
Stock-based compensation expense	23
Gain on the extinguishment of debt	(5)
Equity method investment income	(4)
Adjusted EBITDA	$437 million to $443 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2019. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss) attributable to Rexnord	$25.4	$81.6	$(12.9)	$137.9
Other comprehensive loss:
Foreign currency translation adjustments	(10.4)	7.5	(47.0)	41.6
Reclassification of foreign currency translation adjustments upon sale of a business	19.7	—	19.7	—
Net change in unrealized losses on interest rate derivatives, net of tax	0.3	0.7	4.3	3.6
Change in pension and postretirement defined benefit plans, net of tax	(0.2)	(0.4)	—	(1.0)
Other comprehensive income (loss), net of tax	9.4	7.8	(23.0)	44.2
Non-controlling interest loss	(0.3)	—	(0.1)	—
Total comprehensive income (loss)	$34.5	$89.4	$(36.0)	$182.1

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 31, 2018	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$297.1	$193.2
Receivables, net	282.2	314.7
Inventories	339.4	304.1
Income tax receivable	8.7	17.5
Other current assets	39.1	37.9
Current assets held for sale	—	130.3
Total current assets	966.5	997.7
Property, plant and equipment, net	377.7	396.5
Intangible assets, net	500.5	530.9
Goodwill	1,277.3	1,276.1
Other assets	99.5	114.0
Non-current assets held for sale	—	108.5
Total assets	$3,221.5	$3,423.7
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$1.4	$3.9
Trade payables	168.4	189.9
Compensation and benefits	49.9	63.9
Current portion of pension and postretirement benefit obligations	3.9	4.0
Other current liabilities	113.3	127.4
Current liabilities held for sale	—	65.1
Total current liabilities	336.9	454.2

Long-term debt	1,311.0	1,352.1
Pension and postretirement benefit obligations	152.9	163.2
Deferred income taxes	137.1	149.3
Other liabilities	103.5	78.3
Non-current liabilities held for sale	—	13.8
Total liabilities	2,041.4	2,210.9

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 104,768,968 at December 31, 2018 and 104,179,037 at March 31, 2018	1.0	1.0
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at December 31, 2018 and March 31, 2018	0.0	0.0
Additional paid-in capital	1,286.9	1,277.8
Retained (deficit) earnings	(10.7)	8.0
Accumulated other comprehensive loss	(97.1)	(74.1)
Total Rexnord stockholders' equity	1,180.1	1,212.7
Non-controlling interest	—	0.1
Total stockholders' equity	1,180.1	1,212.8
Total liabilities and stockholders' equity	$3,221.5	$3,423.7

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	December 31, 2018	December 31, 2017
Operating activities
Net (loss) income	$(13.0)	$137.9
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation	44.7	40.5
Amortization of intangible assets	25.7	24.8
Amortization of deferred financing costs	1.2	1.4
(Gain) loss on extinguishment of debt	(5.0)	11.9
Non-cash discontinued operations asset impairment	126.0	—
Non-cash loss on sale of discontinued operations	19.7	—
Loss on dispositions of long-lived assets	0.3	0.4
Deferred income taxes	(19.1)	(76.2)
Other non-cash charges	5.1	3.0
Stock-based compensation expense	17.3	15.9
Changes in operating assets and liabilities:
Receivables	16.7	11.3
Inventories	(53.4)	(26.0)
Other assets	3.0	(6.3)
Accounts payable	(21.0)	(5.8)
Accruals and other	(2.9)	(10.9)
Cash provided by operating activities	145.3	121.9

Investing activities
Expenditures for property, plant and equipment	(26.5)	(25.1)
Acquisitions, net of cash acquired	(2.0)	(50.0)
Proceeds from dispositions of long-lived assets	3.5	5.5
Cash dividend from equity method investment	1.3	—
Net proceeds from divestiture of discontinued operations	9.0	—
Cash used for investing activities	(14.7)	(69.6)

Financing activities
Proceeds from borrowings of debt	249.8	1,325.0
Repayments of debt	(272.7)	(1,627.5)
Payment of debt issuance costs	—	(9.0)
Proceeds from exercise of stock options	6.6	3.3
Proceeds from financing lease obligations	—	5.8
Taxes withheld and paid on employees’ share-based payment awards	(3.2)	(0.4)
Payments of preferred stock dividends	(17.4)	(17.4)
Cash used for financing activities	(36.9)	(320.2)
Effect of exchange rate changes on cash and cash equivalents	(14.2)	12.6
Increase (decrease) in cash and cash equivalents	79.5	(255.3)
Cash, cash equivalents and restricted cash at beginning of period	217.6	490.1
Cash, cash equivalents and restricted cash at end of period	$297.1	$234.8

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$332.4	$348.7	$326.7	$—	$1,007.8
Water Management	171.2	176.1	158.3	—	505.6
Total	$503.6	$524.8	$485.0	$—	$1,513.4

Sales growth
Core growth	4%	9%	6%	—	6%
Currency translation	2%	(1)%	(2)%	—	—%
Acquisition/divestiture	8%	8%	7%	—	7%
Reported growth	14%	16%	11%		13%

Adjusted EBITDA
Process & Motion Control	$71.6	$77.6	$73.0	$—	$222.2
Water Management	43.4	47.7	40.5	—	131.6
Corporate	(10.0)	(10.5)	(10.4)	—	(30.9)
Total	$105.0	$114.8	$103.1	$—	$322.9

Adjusted EBITDA %
Process & Motion Control	21.5%	22.3%	22.3%	—%	22.0%
Water Management	25.4%	27.1%	25.6%	—%	26.0%
Total (including Corporate)	20.8%	21.9%	21.3%	—%	21.3%

	Fiscal 2018
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$287.7	$300.4	$292.5	$360.6	$1,241.2
Water Management	155.5	153.4	144.2	157.3	610.4
Total	$443.2	$453.8	$436.7	$517.9	$1,851.6

Sales growth
Core growth	5%	2%	6%	6%	5%
Currency translation	(1)%	1%	1%	3%	1%
Acquisition/divestiture	3%	—%	1%	4%	2%
Reported growth	7%	3%	8%	13%	8%

Adjusted EBITDA
Process & Motion Control	$56.8	$61.6	$65.3	$85.1	$268.8
Water Management	37.9	43.3	36.7	38.1	156.0
Corporate	(9.6)	(9.4)	(9.1)	(10.5)	(38.6)
Total	$85.1	$95.5	$92.9	$112.7	$386.2

Adjusted EBITDA %
Process & Motion Control	19.7%	20.5%	22.3%	23.6%	21.7%
Water Management	24.4%	28.2%	25.5%	24.2%	25.6%
Total (including Corporate)	19.2%	21.0%	21.3%	21.8%	20.9%